EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made by and between The Best One, Inc. (the “Company”) and the individual identified on Exhibit A, attached hereto (the “Employee”) effective as of the Effective Date.

RECITALS

WHEREAS, the Company invests in and acquires promising technology companies and assets;

WHEREAS, the Company is entering into a Securities Purchase Agreement dated September   , 2014 (“Securities Purchase Agreement”) by and among (i) John O. Schaeffer; (ii) WHP Solutions, LLC; (iii) Interactive Data, LLC (“Interactive Data”), a Georgia limited liability company; and (iv) The Best One, Inc., whereby the Company will acquire one hundred percent (100%) of the membership interest of Interactive Data (the Company and Interactive Data collectively referred to hereinafter as “the Company”);

WHEREAS, from and after the “Closing Date” (as defined in the Securities Purchase Agreement”), the Company desires to retain the services of the Employee pursuant to the terms and conditions set forth herein and the Employee desires to become employed by the Company on such terms and conditions; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee agree as follows:

AGREEMENT

1. Term of Agreement. This Agreement will be effective on the Effective Date. The term shall be for the period set forth on Exhibit A attached hereto (the “Term”).

2. Position and Duties. During the Term, the Employee shall serve the Company in the position and perform the duties as are set forth on Exhibit A attached hereto.

3. Full Business Time and Attention. Except as otherwise set forth in this Agreement, the Employee shall (a) devote his full business time, attention, skill and energy exclusively to the duties and responsibilities of his position; (b) service the Company faithfully, diligently and to the best of his ability; (c) use his best efforts to promote the success of the Company; and (d) cooperate fully with the Company’s Board of Directors (the “Board”) and Chief Executive Officer in the advancement of the Company’s best interests to assure full and efficient performance of his duties hereunder.

4. Compensation and Benefits. During the Term:

a.	Base Salary. The Employee shall be paid the annual base salary set forth on Exhibit A attached hereto, or such greater amount as may be determined by the Company from time to time in its sole discretion, payable in equal periodic installments according to the Company’s customary payroll practices, but not less frequently than monthly (the “Base Salary”). The Base Salary may be increased but not decreased without the Employee’s written consent.

b.	Benefits. The Employee shall, during the Term, be eligible to participate, commensurate with the Employee’s position, in such retirement, life insurance, hospitalization, major medical, fringe and other employee benefit plans that the Company generally maintains for its full-time employees (collectively, the “Benefits”). Notwithstanding the foregoing, the Company may discontinue or terminate at any time any employee benefit plan, policy or program now existing or hereafter adopted and will not be required to compensate the Employee for such discontinuance or termination; provided, however, that the Company shall be required to offer to the Employee any rights or benefits extended to other employees in the event of termination of such plans or benefits, including, but not limited to coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

c.	Bonus. The Employee shall be paid a one-time bonus (“One-time Bonus”) in the amount set forth on and subject to Exhibit A attached hereto. The Employee shall be entitled to cash bonuses, commensurate with the Employee’s position, as the Board may determine from time to time.

d.	Equity. The Employee shall receive the equity (hereinafter “Equity”) set forth on Exhibit A attached hereto.

e.	Equity Incentive Compensation. The Employee shall be entitled to participate, commensurate with the Employee’s position, in the Company’s incentive compensation plan(s) (i.e., stock/RSUs/options/warrants, etc.) based upon the Company’s achievement of certain revenue milestones. Such revenue milestones shall be determined in good faith solely by the Board and the Chief Executive Officer.

f.	Stock Option. The Employee shall be entitled to participate,

commensurate with the Employee’s position, in the Company’s Stock Option Plan, upon the terms and conditions set forth in the stock option agreement to be executed separately from this Agreement.

g.	Expenses. The Company shall pay on behalf of the Employee (or reimburse Employee for) reasonable documented expenses incurred by Employee in the performance of his duties under this Agreement and, in accordance with the Company’s existing policies and procedures pertaining to the reimbursement of expenses to employees in general. Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense or reimbursement provided pursuant to this Section 4(g) does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code (as defined below): (i) the amount of expenses eligible for reimbursement provided to the Employee during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Employee in any other calendar year, (ii) the reimbursements for expenses for which the Employee is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses.

5. Termination of Employment.

a.	By the Company. The Company may terminate this Agreement and Employee’s employment, for the following reasons:

i.	Death. This Agreement shall terminate immediately upon the death of the Employee.

ii.	Disability. The Company may terminate this Agreement and the Employee’s employment with the Company immediately upon a determination of Disability. For purposes of this Agreement the Employee has a “Disability” if, for physical or mental reasons, the Employee is unable to perform the essential duties required of the Employee under this Agreement, even with a reasonable accommodation, for a period of 6 consecutive months or a period of 180 days during any 12-month period, as determined by an independent medical professional mutually acceptable to the parties. Employee shall submit to a reasonable number of examinations by the independent medical professional making the determination of Disability.

iii.	For Cause. The Company may terminate this Agreement and the Employee’s employment with the Company at any time for Cause. For purposes of this Agreement, “Cause” is defined as: (1) Employee’s conviction of or plea of guilty or nolo contendere to a felony which involves moral turpitude or results in material harm to the Company, (2) Employee’s fraud against the Company, theft, misappropriation or embezzlement of the assets or funds of the Company or any customer, or any breach of fiduciary duty owed to the Company, or engagement in misconduct that is materially injurious to the Company, including any violation of any of the restrictions set forth in the Confidentiality, Nondisclosure, Noncompetition, Nonsolicitation and Nondisparagement Agreement attached as Exhibit B, (3) Employee’s gross negligence of his duties or willful misconduct in the performance of his duties under this Agreement, and (4) Employee’s material breach of this Agreement.

iv.	Without Cause or Refusal to Accept Assignment. Notwithstanding anything in this Agreement to the contrary, the Company may immediately terminate this Agreement and the Employee’s employment at any time during the Term without Cause for any reason or no reason at all.

v.	Adverse Ruling. The Company may terminate this Agreement and the Employee’s employment with the Company at any time if compelled by a final, non-appealable ruling of a court of competent jurisdiction finding the Employee’s employment by the Company to be a violation of the Employee’s confidentiality and non-competition agreement with TLO, LLC (“TLO Agreement”) (“Adverse Ruling”), which was purportedly subsequently assumed by TransUnion Risk and Alternative Data Solutions, Inc. (“TransUnion”) as part of TransUnion’s acquisition of substantially all of the assets of TLO, LLC (“TLO”).

b.	By Employee. The Employee may terminate this Agreement and his employment with the Company, for the following reasons:

i.	For Any Reason. The Employee may terminate this Agreement and his employment hereunder at any time for any reason or for no reason at all; provided, however, that the Employee provides the Company with at least sixty (60) days prior written notice.

ii.	For Good Reason. The Employee may terminate this Agreement and his employment hereunder for “Good Reason” (as hereinafter defined). For purposes of this Agreement, the Employee shall have “Good Reason” to terminate this Agreement and his employment if (a) there is a material diminution in the Employee’s (i) duties, responsibilities or title, or (ii) authority to make decisions or implement strategies within the scope of his duties and responsibilities; (b) there is a breach of a material term of this Agreement by the Company and the Company fails to cure such breach within ten (10) days of receipt of written notice from the Employee; (c) the Company reduces the Employee’s Base Salary as in effect from time to time, without the Employee’s prior written consent; or (d) the Company requests that the Employee participate in an unlawful act.

c. Compensation Upon Termination.

i.	Death. Upon termination of this Agreement due to the Employee’s death, the Company shall pay to the Employee’s estate the Employee’s Base Salary accrued through the date of the Employee’s death. Upon payment to the Employee of the foregoing amount, the Company shall have no further obligation or liability to or for the benefit of the Employee under this Agreement, except as required by applicable law.

ii.	Disability. Upon termination of this Agreement due to the Employee’s Disability, the Company shall pay to the Employee the Employee’s Base Salary accrued through the date of the determination of the Employee’s Disability. Upon payment to the Employee of the foregoing amount, the Company shall have no further obligation or liability to or for the benefit of the Employee under this Agreement, except as required by applicable law.

iii.	For Cause. Upon termination of this Agreement for Cause, the Company shall pay to the Employee the Employee’s Base Salary and Benefits accrued through the date of the Employee’s termination. Upon payment to the Employee of the foregoing amount, the Company shall have no further obligation or liability to or for the benefit of the Employee under this Agreement, except as required by applicable law.

iv.	Without Cause or Refusal to Accept Assignment. In the event the Company terminates this Agreement without Cause or any successor of the Company refuses to accept assignment of this Agreement, the Company shall pay to the Employee the Employee’s Base Salary for the remainder of the Term in accordance with the Company’s payroll practices in effect from time to time, provided, however, the Employee is not in violation of the Confidentiality, Nondisclosure, Noncompetition, Nonsolicitation and Nondisparagement Agreement attached as Exhibit B. Upon payment to the Employee of the foregoing amount, the Company shall have no further obligation or liability to or for the benefit of the Employee under this Agreement, except as required by applicable law.

v.	For Any Reason. In the event the Employee terminates this Agreement and his employment with the Company for any reason during the Term, the Company shall pay to the Employee the Employee’s Base Salary through the date of the Employee’s termination. Upon payment to the Employee of the foregoing amount, the Company shall have no further obligation or liability to or for the benefit of the Employee under this Agreement, except as required by applicable law.

vi.	For Good Reason. If the Employee terminates this Agreement and his employment for Good Reason, the Company shall pay to the Employee the Employee’s Base Salary for the remainder of the Term in accordance with the Company’s payroll practices in effect from time to time, provided, however, the Employee is not in violation of the Confidentiality, Nondisclosure, Noncompetition, Nonsolicitation and Nondisparagement Agreement attached as Exhibit B. Upon payment to the Employee of the foregoing amount, the Company shall have no further obligation or liability to or for the benefit of the Employee under this Agreement, except as required by applicable law.

vii.	Adverse Ruling. In the event the Company terminates this Agreement due to an Adverse Ruling, the Company shall pay to the Employee the Employee’s Base Salary for the remainder of the Term in accordance with the Company’s payroll practices in effect from time to time, provided, however, the Employee is not in violation of the Confidentiality, Nondisclosure, Noncompetition, Nonsolicitation and Nondisparagement Agreement attached as Exhibit B. Upon payment to the Employee of the foregoing amount, the Company shall have no further obligation or liability to or for the benefit of the Employee under this Agreement, except as required by applicable law.

6. Indemnification. To the fullest extent permitted by the law, the Company will indemnify, defend and hold Employee harmless from and against any and all third-party claims, demands, investigations, actions, suits, proceedings, awards and/or judgments, including reasonable costs and attorneys’ fees, incurred by Employee in connection with (i) any authorized acts or decisions made by the Employee in good faith in his capacity as an Employee of the Company, so long as such acts or decisions were authorized by the Company and Employee reasonably believed at the time of such acts or decisions that such acts or decisions were in the best interests of the Company, and (ii) any action brought by TLO and/or TransUnion, its parent(s), subsidiaries or affiliates, alleging Employee’s employment by the Company to be a violation of the TLO Agreement or alleging any other cause(s) of action arising under the same or related nucleus of facts. The Company may obtain coverage for the Employee under an insurance policy covering the Company’s directors and officers against claims set forth herein if such coverage for Employee is possible at reasonable cost; provided, however, that it is understood and agreed that the Company’s obligation to indemnify the Employee as set forth in this Section 6 shall not be affected by the Company’s ability or inability to obtain such insurance coverage.

7. Covenant Not to Compete. In recognition of the need of the Company to protect its goodwill and legitimate business interests, Employee agrees that the terms and conditions of the Company’s Confidentiality, Nondisclosure, Noncompetition, Nonsolicitation and Nondisparagement Agreement, as attached hereto as Exhibit B, are hereby incorporated into this Agreement. Notwithstanding the foregoing, Employee’s covenants in Exhibit B are independent covenants and any claim by Employee against the Company under this Agreement or otherwise shall not excuse Employee’s obligations under Exhibit B. If Employee’s employment with the Company expires or is terminated, this Agreement shall continue in full force and effect to the extent necessary or appropriate to enforce the Employee’s obligations and agreements under Exhibit B attached hereto.

8. Notice. Any notice required or desired to be given under this Agreement shall be in writing and shall be addressed as follows:

If to Company: If to Employee:	The Best One, Inc. 4400 Biscayne Boulevard, Suite 850 Miami, Florida 33137 James Reilly 7136 Golden View Place Lake Worth, Florida 33467

Notice shall be deemed given on the date it is deposited in the United States mail, first class postage prepaid and addressed in accordance with the foregoing, or the date otherwise delivered in person, whichever is earlier. The address to which any notice must be sent may be changed by providing written notice in accordance with this Section 8.

9. General Provisions.

a.	Amendments. This Agreement contains the entire agreement between the parties regarding the subject matter hereof. No agreements or representations, verbal or otherwise, express or implied, with respect to the subject matter of this Agreement have been made by either party which are not set forth expressly in this Agreement. This Agreement may only be altered or amended by mutual written consent of the Company and the Employee.

b.	Applicable Law. This Agreement shall be governed in accordance with the laws of the State of Florida regardless of the conflict of laws rules or statutes of any jurisdiction.

c.	Successors and Assigns. This Agreement will be binding upon the Employee’s heirs, executors, administrators or other legal representatives or assigns. This Agreement will not be assignable by the Employee, but shall be assigned by the Company in connection with the sale, lease, license, assignment, merger, consolidation, share exchange, liquidation, transfer, conveyance or other disposition (whether direct or indirect) of all or substantially all of its business and/or assets in one or a series of related transactions (individually and/or collectively, a “Fundamental Transaction”). The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Employment Agreement. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Employment Agreement referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Employment Agreement with the same effect as if such Successor Entity had been named as the Company herein.

d.	No Waiver. The failure of any party to this Agreement to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party under this Agreement to enforce each and every such provision. No waiver or any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

e.	Section Headings, Construction. The headings used in this Agreement are provided for convenience only and shall not affect the construction or interpretation of this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. In no event shall the terms or provisions hereof be construed against any party on the basis that such party or counsel for such party drafted this Agreement or the attachments hereto.

f.	Severability. If any provision of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

g.	Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed to be an original of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

h.	Opportunity to Review. The Employee represents that the Employee has been provided with an opportunity to review the terms of the Agreement with legal counsel.

i.	Compliance with Code Section 409A. This Agreement is intended, and shall be construed and interpreted, to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and, if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Code Section 409A. For purposes of Code Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Any amounts payable solely on account of an involuntary termination shall be excludible from the requirements of Code Section 409A, either as separation pay or as short-term deferrals to the maximum possible extent. Any reference to the Employee’s “termination” or “terminaton of employment” shall mean the Employee’s “separation from service” as defined in Code Section 409A from the Company and all entities with whom the Company would be treated as a single employer for purposes of Code Section 409A. Nothing herein shall be construed as a guarantee of any particular tax treatment to Employee and the Company shall have no liability to the Employee with respect to any penalties that might be imposed on the Employee by Code Section 409A for any failure of this Agreement or otherwise.

j.	Attorney’s Fees. In any action or proceeding (including any appeals) brought to enforce any provision of this Agreement, the prevailing party will be entitled to reasonable attorney’s fees and costs.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

The Best One, Inc.	James Reilly
By: /s/ Michael Brauser	/s/ James Reilly

Name: Michael Brauser
Its: Chairman

EXHIBIT A

1.	Effective Date: The Closing Date (as defined in the Recitals)

2.	Employee Name: James Reilly

3.	Position: President of the Company

4.	Duties: As determined by the Board and/or Chief Executive Officer

5.	Location of Employment: Boca Raton, Florida

6.	Term: Commencing on the Effective Date and ending September 30, 2016

7.	Base Salary: $200,000.00 per annum

8.	One-time Bonus: An amount no less than $100,000.00 upon the consummation of the Company’s sale, merger, consolidation, share exchange or like transaction with a publicly-traded entity.

9.	Equity: 1,000,000 Restricted Stock Units (RSUs); vesting quarterly during the Term; immediate vesting upon change in control of the Company

Amendment to Employment Agreement

This Amendment made as of the 17th day of March 2015 by and between The Best One, Inc., a Florida corporation (the “Employer”) and James Reilly (the “Employee”) to the Employment Agreement between the parties.

W I T N E S S E T H

WHEREAS, the Employer and Employee are parties to an Employment Agreement dated September 30, 2014 (the “Agreement”); and

WHEREAS, the Employer and the Employee now desire to make certain changes to the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the parties hereby adopt this Amendment to the Agreement effective as of the date hereof.

(1) Paragraph 8 to Exhibit A to the Agreement shall be removed and replaced with the following:

“8) Equity: 1,000,000 Restricted Stock Units (RSUs); vesting quarterly during the Term; immediate vesting upon a Company Sale. For purposes herein, “Company Sale” means (i) any merger or consolidation of the Company where a third party not a stockholder of the Company acquires more than 50% of the voting power of the Company, (ii) the sale of all or substantially all of the assets of the Company in a transaction requiring stockholder approval, or (iii)  the sale of the Company’s capital stock by existing stockholders where a third party acquires (or a number of third parties acquire) beneficial ownership of more than 50% of the voting power of the Company.  Notwithstanding the foregoing, a Company Sale does not include a transaction where the definitive agreement (excluding amendments) was entered into within three (3) months after the Effective Date.

(2) Except as amended hereby, the terms and provisions of the Agreement shall remain in full force and effect and unmodified.

IN WITNESS WHEREOF, the parties have executed this Amendment dated as of the day and year written above.

EMPLOYER:

The Best One, Inc.

By:      /s/ Derek Dubner
Derek Dubner, Chief Executive Officer

EMPLOYEE:

      /s/ James Reilly

James Reilly